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                                                                   EXHIBIT 10.14
                                                                 EXECUTION DRAFT

                                 COMMISSION AGREEMENT


    THIS AGREEMENT, made and entered into as of this 1st day of December, 1995, by and among INTERNATIONAL AIRLINE SUPPORT GROUP, INC., a Delaware corporation (hereinafter referred to as "Company"), and J.M. ASSOCIATES, INC., a Connecticut corporation (hereinafter referred to as "JMA");

                                 W I T N E S S E T H:

    WHEREAS, subject to the terms and conditions of this Agreement, Company desires to compensate JMA for its efforts in, among other things, originating sales of the Company's aircraft and inventory;

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

    SECTION 1.  COMMISSIONS.

    During the term of this Agreement, JMA shall cause its employee Mr. E.
James Mueller to use his best efforts to (i) procure customers for Company's aircraft-spare-parts business; (ii) sell or lease the aircraft from time-to-time owned by the Company; and (iii) procure customers for any other line of business in which the Company may from time-to-time engage. To compensate JMA, Company agrees to pay JMA a commission of three percent (3%) on the "Net Cash Receipts" (as defined below) from (i) any spare parts sold to any customer obtained by JMA; (ii) any aircraft (together with engines, parts, accessories, equipment and/or appliances) sold to any purchaser obtained by JMA;
(iii) any rentals paid pursuant to any lease of an aircraft to a lessee obtained by JMA; and (iv) any other product sold or service rendered by the Company to a customer obtained by JMA. Without limiting the generality of the foregoing, Company and JMA acknowledge and agree that JMA is entitled to receive the commission specified above on the Net Cash Receipts attributable to Company's lease of a Boeing 727-100 freighter aircraft (manufacturer's serial number 18896) to Custom Air Holdings, Inc., a Nevada corporation, pursuant to the Aircraft Lease Agreement, dated January 15, 1995 (including Net Cash Receipts after the date of this Agreement that are attributable to rentals accrued prior to the date of this Agreement).

         Commissions shall be credited to JMA's account on the Company's books when the customer, purchaser or lessee has made payment in full in cash to the Company. JMA shall be paid monthly, on or before the 15th day of the month, an amount equal to the commission credited to its account on the Company's books at the end of the previous month. "Net Cash Receipts" means the gross amount of cash received by the Company from a customer, purchaser or lessee, less state,


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federal and local taxes incurred by the Company with respect to the transaction subject to the commission and any and all out-of-pocket costs of consummating the transaction.

    SECTION 2.  TERM.

    This Agreement shall continue in full force and effect through the close of business on November 30, 1998 (the "Initial Term"). Following the expiration of the Initial Term, this Agreement shall continue in force for successive one-year terms (each, a "Renewal Term"), unless either the Company or JMA provides not less than ninety days' prior written notice to the other that this Agreement shall terminate at the end of the Initial Term. During any Renewal Term, either the Company or JMA may terminate this Agreement effective at the end of a subsequent Renewal Term by giving the other party not less than ninety days' prior written notice of such termination. Notwithstanding anything set forth in this Agreement to the contrary but subject to the right of the Company to terminate its obligations to JMA pursuant to the following sentence, JMA's right to receive from the Company any commission earned pursuant to Section 1 shall survive the termination of this Agreement.

    Following a "Change of Control," as defined below, or the consummation of a transaction pursuant to which the Company's obligations with respect to its outstanding indebtedness are restructured in a manner satisfactory to the Company's Board of Directors (a "Restructuring"), the Company may elect to terminate this Agreement and all obligations hereunder to pay commissions to JMA by providing not less than thirty days' prior written notice to JMA, which notice shall be accompanied by the payment of One Hundred Fifty Thousand Dollars ($150,000.00).

    A "Change of Control" shall occur upon any of the following events:

         (i) the sale of all or substantially all of the Company's assets to any person or group of persons;

         (ii) the acquisition by any person or group of persons of that number of shares of the Company's voting stock that would permit it, or such group, as the case may be, to elect a majority of the Board of Directors of the Company; or

         (iii) the merger or consolidation of the Company with or into any other corporation or entity.

    SECTION 3.  INDEPENDENT CONTRACTOR.

    It is the intention of the parties that JMA and its employees be independent contractors and not employees, agents, joint venturers, or partners of Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company and JMA or any of its employees.


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    SECTION 4.  ATLANTA OFFICE SPACE; EXPENSE REIMBURSEMENT.  During the term of this Agreement, the Company shall provide Mr. E. James Mueller with office space within the Company's Atlanta, Georgia office without charge and shall pay all charges for utilities and telephone service incurred by Mr. Mueller during his use of such office space. Further, Company shall reimburse Mr. Mueller for his out-of-pocket expenses incurred while traveling outside of the Metropolitan Atlanta area in the performance of JMA's duties pursuant to this Agreement or otherwise at IASG's request.

    SECTION 5.  MISCELLANEOUS.

    5.1 BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon JMA and Company and its successors; provided, however, that JMA may not assign or otherwise delegate any of its obligations or rights hereunder without the prior written consent of Company; provided, further, however, that Company may not assign its rights hereunder without the prior written consent of JMA.

    5.2 PRIOR AGREEMENT. Company and JMA acknowledge and agree that this Agreement supersedes the agreement between JMA and the Company dated March 25, 1994, that from and after the date of this Agreement such prior agreement shall be of no further force and effect and that JMA has been paid all amounts due and owing to it pursuant to such prior agreement.

    5.3 GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Georgia.

    5.4 HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    5.5 NOTICES. Unless otherwise designated in writing by the parties hereto, all communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or five (5) business days after being sent by registered or certified mail, postage prepaid, and

    (a)  If to JMA, addressed to:

              J.M. Associates, Inc.
              P.O. Box 921955
              Norcross, Georgia  30092
              Attention:  Mr. E. James Mueller


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    (b)  If to Company, addressed to:

              International Airline Support Group, Inc.
              8095 Northwest 64th Street
              Miami, Florida  33166

    5.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

    5.7 ENTIRE AGREEMENT. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof notwithstanding any representation, statement, or agreement to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                  INTERNATIONAL AIRLINE SUPPORT
                                  GROUP, INC.



                                  By:
                                     -------------------------------------
                                        A.A. Dyer, III



                                  J.M. ASSOCIATES, INC.


                                  By:
                                     -------------------------------------
                                       E. James Mueller


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